October 15, 1996                             Point of Contact: Charles J. Viater
                                                                   President/CEO


                   MFB CORP. ANNOUNCES FOURTH QUARTER EARNINGS

         Mishawaka, Indiana - MFB Corp. (NASDAQ/MFBC) (the "Corporation"), parent company of Mishawaka Federal Savings (the "Bank"), today reported on an unaudited basis a consolidated net loss of $197,000 or ($.10) per share for the three months ended September 30, 1996, compared to net income of $239,000 or $.12 per share for the three month period ended September 30, 1995. Net income on an unaudited basis for the fiscal year ended September 30, 1996 was $975,000 or $.48 per share compared to $1,236,000 or $.59 for the twelve months ended September 30, 1995. The current year income levels were significantly reduced as the result of a one time special assessment to recapitalize the Savings Association Insurance Fund. This non-recurring expense amounts to approximately $577,000 on an after tax basis or the equivalent of $.29 per share. Had this special assessment not been incurred, net income for the three months ended September 30, 1996 would have been approximately $380,000 or $.20 per share and for the year ended September 30, 1996 net income would have amounted to $1,552,000 or $.76 per share. Charles J. Viater, President and CEO, indicated that "This special assessment has been anticipated, though the timing was beyond the control of the Bank. Future earnings are anticipated to more than offset the impact on current earnings as the significant disparity between insurance premiums paid by banks and those paid by savings institutions is eliminated over time. Had this one time assessment not occurred, quarterly net income would have shown strong improvement of 59% over the same quarter last year and net income for the fiscal year would have grown by over 25% based on a year over year comparison."

         Net interest income after provision for loan losses for the most recent three month and twelve month periods totaled $1.70 million and $6.10 million, respectively, compared to $1.32 million and $5.57 million for the same periods one year ago. During the three months ended September 30, 1996 total interest income increased by $799,000 compared to the same period one year ago primarily as a result of the increase in earning assets. Total interest expense increased $423,000 reflecting the growth in savings account deposits as well as the growth in borrowed funds. For the twelve months ended September 30, 1996 total interest income increased $1,809,000 while total interest expense increased $1,270,000. "The Corporation achieved significant earning asset growth in the past year. This growth was the catalyst for the improvement in net interest income," according to Viater.

         There was no significant change in noninterest income during the three months ended September 30, 1996 compared to the same period one year ago. For the twelve months ended September 30, 1996 noninterest income increased $57,000 over the twelve months ended September 30, 1995. Noninterest expense increased from $1,000,000 during the three months ended September 30, 1995 to $2,098,000 during the three months ended September 30, 1996 and from $3.83 million to $4.86 million for the comparative twelve month periods ended September 30, 1996 and September 30, 1995, respectively. These increases are primarily attributable to the one time special assessment of approximately $955,000 (on a pre-tax basis) discussed above.

         The Corporation has increased total assets from $187.1 million at September 30, 1995 to $225.8 million as of September 30, 1996, an increase of $38.7 million (or 20.7%) during the most


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recent  twelve month  period.  "Asset  growth  allows us to better  leverage our capital position and enhance shareholder value," according to Charles J. Viater, President and CEO of the company. "Loan demand has been strong," he added. Total net loans have increased from $121.2 million at September 30, 1995 to $152.1 million at September 30, 1996, an increase of $30.9 million (or 25.5%) during this twelve month period. Loan growth has been funded primarily by growth in total savings deposits of $14.4 million, the use of $5.7 million of cash and cash equivalents and the proceeds from the maturity of $10.8 million in securities.

         Additional asset growth was achieved through a leveraging strategy that involved the purchase of mortgage related and government agency securities. These acquisitions were funded primarily with borrowings from the Federal Home Loan Bank which totaled $24.5 million as of September 30, 1996. As of September 30, 1996 the leveraging portfolio accounted for approximately $26 million of the total assets of the Corporation.

         While achieving this substantial growth, the Corporation continues to maintain asset quality that compares favorably to its industry peer group. The ratio of nonperforming assets to total assets as of September 30, 1996 was .09% compared to .17% as of September 30, 1995.

         The Bank is a wholly owned subsidiary of MFB Corp., with assets of $224 million as of September 30, 1996. The Bank provides retail and small business financial services to the South Bend/Mishawaka area through its main office in Mishawaka and three branch locations through the community.